Filed pursuant to Rule 424(b)(5)
Registration No.: 333-167025
Prospectus Supplement
(To Prospectus dated May 21, 2010)
RXI PHARMACEUTICALS CORPORATION
6,000,000 Shares of Common Stock
13-Month Warrants to Purchase 3,000,000 Shares of Common Stock
Five-Year Warrants to Purchase 3,000,000 Shares of Common Stock
     We are offering 6,000,000 shares of our common stock and warrants to purchase an aggregate of up to 6,000,000 shares of our common stock in this offering (and the shares of common stock issuable from time to time upon exercise of these warrants). The common stock and warrants will be sold in units, with each unit consisting of one share of common stock, a 13-month warrant to purchase 0.50 of a share of common stock at an exercise price of $1.70 per share of common stock and a five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $1.87 per share of common stock. Each unit will be sold at a public offering price of $1.35 per unit. The shares of common stock and warrants will be issued separately but can only be purchased together in this offering. Units will not be issued or certificated.
     Our common stock is traded on the Nasdaq Capital Market under the symbol “RXII.” On February 25, 2011, the closing price of our common stock was $1.79 per share. There is no established public trading market for the warrants, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the warrants on any national securities exchange.
     Investing in our securities involves a high degree of risk. Before buying any securities, you should read the discussion of material risks of investing in our common stock under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and the risk factors described in the other documents incorporated by reference herein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$1.35	$8,100,000
Underwriting discounts and commissions[1]	$0.095	$567,000
Proceeds, before expenses, to us	$1.256	$7,533,000

[1]	In addition, we have agreed to reimburse the underwriters for certain of their expenses as described under “Underwriting” on page S-24 of this prospectus supplement.
     We estimate the expenses of this offering, excluding underwriting discounts and commissions, will be approximately $175,000.
     Delivery of the securities is expected to be made on or about March 4, 2011, subject to the satisfaction of certain conditions.
Sole Book-Running Manager
Lazard Capital Markets
Co-Manager
ROTH Capital Partners
The date of this prospectus supplement is March 1, 2011.

Prospectus supplement
Prospectus

About this prospectus	1
The company	2
Risk factors	5
Note regarding forward-looking statements	5
Use of proceeds	6
Plan of distribution	7
Description of common stock	9
Description of preferred stock	9
Description of warrants	10
Description of debt securities	11
Legal matters	19
Experts	19
Where you can find more information	19
Incorporation of certain documents by reference	19

ABOUT THIS PROSPECTUS SUPPLEMENT
          This document is part of the registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.
          If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the shares being offered and other information you should know before investing in our common shares. You should also read and consider information in the documents we have referred you to in the section of this prospectus supplement and the accompanying prospectus entitled “Where you can find more information.”
          You should rely only on this prospectus supplement, the accompanying prospectus and the information incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our common shares. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.
          All references in this prospectus supplement or the accompanying prospectus to “RXi,” the “Company,” “we,” “us,” or “our” mean RXi Pharmaceuticals Corporation, unless we state otherwise or the context otherwise requires.

SUMMARY
          This summary highlights selected information appearing elsewhere in this prospectus supplement or in the accompanying prospectus or incorporated by reference in this prospectus supplement and accompanying prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in our securities. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about the securities we are offering as well as information regarding our business and detailed financial data. You should read this prospectus supplement and the accompanying prospectus and the information incorporated by reference herein in their entirety, including the risk factors beginning on page S-6 and the financial statements and related notes and the form of warrant.
The Company
Our Business
          We were incorporated as Argonaut Pharmaceuticals, Inc. in Delaware on April 3, 2006, changed our name to RXi Pharmaceuticals Corporation on November 28, 2006, and began operations in January 2007. Our principal executive offices are located at 60 Prescott Street, Worcester, MA 01605, and our phone number is (508) 767-3861. We are a discovery-stage biopharmaceutical company pursuing proprietary therapeutics based on RNA interference, or “RNAi”, a naturally occurring cellular mechanism that has the potential to effectively and selectively interfere with, or “silence”, expression of targeted disease-associated genes. It is believed that this specific silencing can be used to potentially treat human diseases by “turning off” genes that lead to disease. While no therapeutic RNAi products have been approved by the FDA to date, there has been significant interest and growth in the field of RNAi therapeutic development. This growth is driven by the potential ability to use RNAi to rapidly develop lead compounds that specifically and selectively inhibit a target gene, many of which are thought to be undruggable by other modalities.
Therapeutic Platform
          By utilizing our expertise in RNAi and the comprehensive RNAi therapeutic platform that we have established, we believe we will be able to discover and develop lead compounds and progress them into and through clinical development for potential commercialization. Our proprietary therapeutic platform is comprised of two main components:
•	Novel RNAi Compounds, referred to as rxRNA™ compounds, that are distinct from, and we believe convey significant advantages over classic siRNA (conventionally-designed “small interfering RNA” compounds), and offer many of the properties that we believe are important to the clinical development of RNAi-based drugs. We have developed a number of unique forms of rxRNA compounds, all of which have been shown to be highly potent both in vitro and in pre-clinical in vivo models. These RNAi compounds include rxRNAori™, rxRNAsolo™ and sd-rxRNA™, or “self delivering” RNA. Based on our research we believe that these different, novel siRNA configurations have various advantages for therapeutic use. These advantages include high potency, increased resistance to nucleases and off-target effects, and, in the case of the sd-rxRNA compounds, access to cells and tissues with no additional formulation required.

•	Advanced Delivery Technologies that enable the delivery of our rxRNA compounds to potentially treat a variety of acute and chronic diseases using both local and systemic approaches, potentially providing a competitive advantage in the development of many RNAi therapeutic compounds. RXi’s suite of delivery technologies is comprised of delivery vehicles, which can be combined with various rxRNA compounds, as well as sd-rxRNA compounds, which are chemically modified and have the unique property of entering cells and tissues to effect silencing without the need for any additional delivery vehicle. This suite of delivery technologies has broad applications for multiple therapeutic areas targeting both local and systemic applications.

Areas of Therapeutic Focus
          While our therapeutic platform has the potential to be broadly applicable to multiple therapeutic areas, we intend to focus our internal therapeutic development efforts in two main core areas: fibrosis — dermal anti-scarring and ophthalmology — retinal disorders. We are planning to identify a product candidate in ophthalmology and advance product candidates from both core areas into early development and through clinical proof-of-concept.
Core Areas

We are currently focusing our internal therapeutic development efforts in the following two core areas:

• Fibrosis — Dermal Anti-Scarring. Data with our sd-rxRNA compounds in preliminary pre-clinical models using local administration to the skin have shown robust delivery and effective target gene silencing. We have selected a dermal anti-scarring development candidate, RXI-109, and have targeted filing an IND for the product candidate in the second half of 2011. Our anticipated success with RNAi therapeutics in anti-scarring may provide additional opportunities in other dermatology applications as well as in anti-fibrotic indications including pulmonary fibrosis, liver fibrosis, acute spinal cord injury, ocular scarring and restenosis.

• Ophthalmology— Retinal Disorders. We have produced data demonstrating delivery and effective target gene silencing in animal models in the retina with sd-rxRNA compounds. By applying our unique technology with existing and novel targets, and potentially multiple targets, we believe we have the potential to develop next generation treatments for retinal disorders. Further, we believe that there is opportunity to potentially improve on existing therapies, extend the time required between doses and utilize new modes of administration for delivery to the eye. We intend to select a retinal disorder development candidate in 2011.

Strategic Areas
          Our team has experience targeting genes in many therapeutic areas, and we believe we will discover many more drug candidates than we can develop with our own resources. We will explore additional indications and proceed through preclinical development ourselves and with potential partners, in areas that are of strategic interest to us, including the areas of neurological disorders and oncology as discussed below.
•	Neurology — Spinal Cord. We are exploring indications accessible by spinal cord delivery of sd-rxRNA. Direct dosing to the spinal cord could be used for severe central nervous system or spinal cord diseases in both orphan and non-orphan indications. We may also be able to leverage early proof-of-concept studies and collaborations to advance programs in this area. We intend to advance potential candidates through preclinical studies and seek potential partners to help support further development.

•	Oncology — Liver Metastases and Hepatocellular Carcinoma. In the area of oncology, we will be concentrating initially on liver metastases and hepatocellular carcinoma using systemic delivery of sd-rxRNA or other rxRNA compounds in combination with delivery vehicles. Given the emerging emphasis on multi-targeted therapies for cancer, we believe we have the ability to develop RNAi compounds against multiple gene targets to generate effective combination treatments. The unique features of sd-rxRNA may offer a new alternative to treating cancers and could lead to attractive product candidates to further advance in conjunction with partners.
Recent Developments
          During the fourth quarter of 2010 and the first quarter of 2011, the Company announced several important developments which are outlined below.
          On November 2, 2010, we announced that the United States Internal Revenue Service (IRS) awarded us four Therapeutic Discovery Project (TDP) grants totaling $977,917 as part of the Patient Protection and Affordable

Care Act of 2010. The TDP grants were awarded in four equal amounts for developing (1) self-delivering RNAi therapeutic for fibrotic disease, (2) self-delivering RNAi therapeutic for Age-Related Macular Degeneration, (3) self-delivering RNAi for ALS (Lou Gehrig’s Disease), and (4) oral delivery of Glucose Encapsulated siRNAs for Rheumatoid Arthritis.
          On December 17, 2010, we announced the selection of our first RNAi therapeutic product candidate to advance into development. The development candidate, RXI-109, is a self-delivering RNAi compound (sd-rxRNA™) that will initially be evaluated for the reduction of dermal scarring in planned surgeries. The selected lead candidate, and several backups, are designed to reduce the expression of CTGF (connective tissue growth factor), a gene target known to be a critical regulator of several biological pathways involved in fibrosis and thus may be applicable in the treatment of numerous indications with a fibrotic component, including scar formation. Our goal is to submit an Investigational New Drug Application (IND) to the FDA in the second half of 2011. We have begun manufacturing activities and we are preparing a pre-IND package to submit to the FDA. Pending FDA review, we intend to employ a clinical trial design to study safety and tolerability as well as initial efficacy in a first clinical trial targeted for 2012. In this clinical trial, we plan to evaluate RXI-109 for the reduction of dermal scarring in planned surgeries.
          In January 2011, we announced positive results from two successful collaborations with other biotechnology companies using our proprietary sd-rxRNA™ (self delivering rxRNA) technology. On January 6, 2011, we announced a successful collaboration with Generex Biotechnology Corporation, and its wholly-owned subsidiary Antigen Express, Inc., in developing proprietary vaccine formulations for active immunotherapy. Initial results from the collaboration demonstrated success in using sd-rxRNA compounds to silence genes up to 80% in hemopoietic cells. The ability to reduce expression of certain genes in isolated hemopoietic-derived cancer cells (ex vivo) has the potential to convert them into specific immune-stimulants and opens the possibility for development of a new class of anticancer therapeutic vaccines.
          On January 27, 2011, we announced positive initial results as part of our collaboration with miRagen Therapeutics, Inc., in creating microRNA mimics, or artificial copies of microRNAs, using our sd-rxRNA technology. In particular, the collaboration demonstrated efficacy in down-regulating a reporter gene (in vitro) whose expression is controlled by the microRNA in cell culture model systems develop by miRagen. Increasing the level of particular microRNAs by using therapeutic mimics may treat certain diseases, including cardiovascular, cancer, inflammatory, fibrotic and metabolic disorders.

The Offering

Issuer	RXi Pharmaceuticals Corporation

Common stock we are offering	6,000,000 shares

Common stock to be outstanding after this offering	24,373,166 shares

13-month warrants we are offering	We are offering warrants to purchase 3,000,000 shares of common stock, that will be exercisable during the period commencing on the date of original issuance and ending 13 months from such date at an exercise price of $1.70 per share of common stock. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of these warrants.

Five-year warrants we are offering	We are offering warrants to purchase 3,000,000 shares of common stock, that will be exercisable during the period commencing on the date of original issuance and ending five years from such date at an exercise price of $1.87 per share of common stock. This prospectus supplement also relates to the offering of the shares of common stock issuable upon exercise of these warrants.

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and page 5 of the accompanying prospectus for a discussion of factors you should consider carefully when making an investment decision.

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, pre-clinical and clinical trial expenditures, commercial expenditures, acquisitions of new technologies or businesses that are complementary to our current technologies or business focus, and investments. See “Use of Proceeds” on page S-21 of this prospectus supplement for further information.

Nasdaq Capital Market symbol	RXII
          The number of shares of common stock shown above to be outstanding after this offering is based on 18,373,166 shares outstanding as of December 31, 2010 and excludes:
•	4,333,136 shares of our common stock subject to options outstanding as of December 31, 2010 having a weighted average exercise price of $5.10 per share;

•	2,199,497 shares of our common stock that have been reserved for issuance in connection with future grants under our stock option plans as of December 31, 2010;

•	250,000 shares of our common stock that have been reserved for issuance under our employee stock purchase plan as of December 31, 2010;

•	2,100,642 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of December 31, 2010 having a weighted average exercise price of $5.24 per share; and

•	shares of our common stock issuable upon the exercise of warrants offered hereby.

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our securities. Some of these factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our securities. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business and operations.
If any of the matters included in the following risks were to occur, our business, financial condition, results of operation or prospects could be materially and adversely affected. In such case, you may lose all or part of your original investment.
Risks Relating to RXi’s Business and Industry
The approach we are taking to discover and develop novel therapeutics using RNAi is unproven and may never lead to marketable products.
          The scientific discoveries that form the basis for our efforts to discover and develop new drugs are relatively new. The RNAi technologies that we have licensed or have created internally and that we intend to develop have not yet been clinically tested by us, nor are we aware of any clinical trials for efficacy having been completed by third parties involving these technologies. To date, neither we nor any other company has received regulatory approval to market therapeutics utilizing RNAi and a number of clinical trials of third parties’ RNAi technology has been unsuccessful. The scientific evidence to support the feasibility of developing drugs based on these discoveries is both preliminary and limited. Successful development of RNAi-based products by us will require solving a number of issues, including providing suitable methods of stabilizing the RNAi material and delivering it into target cells in the human body. We may spend large amounts of money trying to solve these issues and never succeed in doing so. In addition, any compounds that we develop may not demonstrate in patients the chemical and pharmacological properties ascribed to them in laboratory studies, and they may interact with human biological systems in unforeseen, ineffective or even harmful ways.
          Further, our exclusive focus on RNAi technology for developing products as opposed to multiple, more proven technologies for drug development increases the risk associated with our business. If we are not successful in developing a product candidate using RNAi technology, we may not be able to identify and successfully implement an alternative product development strategy.
We will be subject to competition and may not be able to compete successfully.
          A number of medical institutions and pharmaceutical companies are seeking to develop therapeutic products using RNAi technologies, including for at least some of the disease indications we have been focusing our efforts on to date. Companies working in the RNAi area include: Alnylam Pharmaceuticals, Marina Biotech, Tacere Therapeutics, Benitec, OPKO Health, Silence Therapeutics, Quark Pharmaceuticals, Rosetta Genomics, Lorus Therapeutics, Tekmira Pharmaceuticals Corporation, Calando Pharmaceuticals, Regulus Therapeutics, and Santaris Pharmaceuticals, as well as a number of the large pharmaceutical companies. In addition, a number of companies are developing therapeutics for the same diseases we are targeting using technologies other than RNA interference, and, for some of these diseases, there are existing therapeutics being marketed currently. Most of these competitors have substantially greater research and development capabilities and financial, scientific, technical, manufacturing, marketing, distribution, and other resources than us, and we may not be able to successfully compete with them. In addition, even if we are successful in developing our product candidates, in order to compete successfully we may need to be first to market or to demonstrate that our RNAi based products are superior to therapies based on different technologies. A number of our competitors have already commenced clinical testing of RNAi product candidates and may be more advanced than are we in the process of developing products. If we are not first to market or are unable to demonstrate such superiority, any products for which we are able to obtain approval may not be successful.
We may not be able to establish or maintain the third party relationships that are necessary to develop or potentially commercialize some or all of our product candidates.
          We expect to depend on collaborators, partners, licensees, clinical research organizations and other third parties to support our discovery efforts, to formulate product candidates, to manufacture our product candidates, and to conduct clinical trials for some or all of our product candidates. We cannot guarantee that we will be able to successfully negotiate agreements for or maintain relationships with collaborators, partners, licensees, clinical investigators and other third parties on favorable terms, if at all. Our ability to successfully negotiate such agreements will depend on, among other things, potential partners’ evaluation of the superiority of our technology over competing technologies and the quality of the pre-clinical data that we have generated, the perceived risks in developing RNAi therapeutics as a new form of therapeutic. In addition, we and other companies operating in the RNAi field receive notices from third parties from time to time that our or such other companies’ technology or product candidates infringe or may infringe the intellectual property rights of those third parties. The assertion by third parties that our activities or product candidates infringe upon their intellectual property rights may adversely affect our ability to secure strategic partners or licensees for our technology or product candidates or our ability to secure or maintain manufacturers for our compounds. If we are unable to obtain or maintain these agreements, we may not be able to clinically develop, formulate, manufacture, obtain regulatory approvals for or commercialize our product candidates. Under certain license agreements that we have already entered into, we have minimum dollar amounts per year that we are obligated to spend on the development of the technology we have licensed from our contract partners. If we fail to meet this requirement under any of our licenses that contain such requirements or any other obligations under these licenses, we may be in breach of our obligations under such agreement, which may result in the loss of the technology licensed. We cannot necessarily control the amount or timing of resources that our contract partners will devote to our research and development programs, product candidates or potential product candidates, and we cannot guarantee that these parties will fulfill their obligations to us under these arrangements in a timely fashion. We may not be able to readily terminate any such agreements with contract partners even if such contract partners do not fulfill their obligations to us.
We are dependent on technologies we license, and if we lose the right to license such technologies or we fail to license new technologies in the future, our ability to develop new products would be harmed.
          We currently are partially dependent on licenses from third parties for our key technologies relating to fundamental RNAi technologies. Our current licenses impose, and any future licenses we enter into are likely to impose, various development, funding, royalty, diligence, sublicensing, insurance and other obligations on us. If our license with respect to any of these technologies is terminated for any reason, the development of the products contemplated by the licenses would be delayed, or suspended altogether, while we seek to license similar technology or develop new non-infringing technology. The costs of obtaining new licenses are high, and many patents in the RNAi field have already been exclusively licensed to third parties, including our competitors. If any of our existing licenses are terminated, the development of the products contemplated by the licenses could be delayed or terminated and we may not be able to negotiate additional licenses on acceptable terms, if at all, which would have a material adverse effect on our business.
We will rely upon third parties for the manufacture of our clinical product candidates.
          We do not have the facilities or expertise to manufacture supplies of any of our potential product candidates for clinical trials. Accordingly, we will be dependent upon contract manufacturers for these supplies. We currently manufacture limited quantities of our product candidates for our research activities at our facility. For product supply activities, we are currently working with Agilent Technologies, a contract manufacturing organization with whom we recently executed a mid scale GMP supply agreement. There can be no assurance that we will be able to secure needed supply arrangements on attractive terms, or at all. Our failure to secure these arrangements as needed could have a materially adverse effect on our ability to complete the development of our product candidates or, if we obtain regulatory approval for our product candidates, to commercialize them.

          Our current plans call for the manufacture of our rxRNA compounds and, as necessary, any delivery vehicles that may be used to deliver our rxRNA compounds by contract manufacturers offering research grade, Good Laboratory grade and Good Manufacturing Practices grade materials for preclinical studies (e.g. toxicology studies) and for clinical use. We anticipate the chemistry, manufacturing and controls for each RNAi active pharmaceutical ingredient will be addressed by our clinical development team in close collaboration with a contract manufacturer with extensive experience in RNA drug synthesis. RNA is a complex molecule requiring many synthesis steps, which may lead to challenges with purification and scale-up. These challenges could result in increased costs and delays in manufacturing.
Any drug candidates we develop may fail in development or be delayed or may not be commercially viable.
          Before obtaining regulatory approval for the sale of any drug candidate, we must conduct, at our own expense, extensive pre-clinical tests and clinical trials to demonstrate the safety and efficacy in humans of our drug candidates. However, we are required to do extensive testing in animal models with our product candidates before we can be approved by the FDA to initiate clinical trials in humans. Furthermore, we cannot be sure that our product candidates will be safely tolerated by humans or be efficacious. All of our products in development must be approved by the FDA or similar foreign governmental agencies before they can be marketed. The process for obtaining FDA approval is both time-consuming and costly, with no certainty of a successful outcome. This process typically includes the conduct of extensive preclinical and clinical testing, which may take longer or cost more than we anticipate, and may prove unsuccessful due to numerous factors. A failure of one or more of our pre-clinical studies or clinical trials can occur at any stage of testing. Product candidates that may appear to be promising at early stages of development may not successfully reach the market for a number of reasons. The results of pre-clinical and initial clinical testing of these products may not necessarily indicate the results that will be obtained from later or more extensive testing. Companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after obtaining promising results in earlier trials.
          We, the FDA or other applicable regulatory authorities, or an institutional review board (“IRB”), an independent committee under the oversight of the United States Department of Health and Human Services (“HHS”), which has been formally registered with HHS and functions to approve, monitor and review biomedical and behavioral research involving humans, may suspend clinical trials of a drug candidate at any time for various reasons, including if we or they believe the subjects or patients participating in such trials are being exposed to unacceptable health risks. Among other reasons, adverse side effects of a drug candidate on subjects or patients in a clinical trial could result in the FDA or other regulatory authorities suspending or terminating the trial and refusing to approve a particular drug candidate for any or all indications of use.
          Clinical trials of a new drug candidate require the enrollment of a sufficient number of patients, including patients who are suffering from the disease the drug candidate is intended to treat and who meet other eligibility criteria. Rates of patient enrollment are affected by many factors, and delays in patient enrollment can result in increased costs and longer development times.
          Clinical trials also require the review and oversight of IRBs, which approve and continually review clinical investigations and protect the rights and welfare of human subjects. An inability or delay in obtaining IRB approval could prevent or delay the initiation and completion of clinical trials, and the FDA may decide not to consider any data or information derived from a clinical investigation not subject to initial and continuing IRB review and approval.
          Numerous factors could affect the timing, cost or outcome of our drug development efforts, including the following:
•	Delays in filing initial drug applications,

•	Difficulty in securing centers to conduct trials,

•	Conditions imposed on us by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials,

•	Problems in engaging IRBs to oversee trials or problems in obtaining or maintaining IRB approval of studies,

•	Difficulty in enrolling patients in conformity with required protocols or projected timelines,

•	Third party contractors failing to comply with regulatory requirements or meet their contractual obligations to us in a timely manner,

•	Our drug candidates having very different chemical and pharmacological properties in humans than in laboratory testing and interacting with human biological systems in unforeseen, ineffective or harmful ways,

•	The need to suspend or terminate our clinical trials if the participants are being exposed to unacceptable health risks,

•	Insufficient or inadequate supply or quality of our drug candidates or other necessary materials necessary to conduct our clinical trials,

•	Effects of our drug candidates not being the desired effects or including undesirable side effects or the drug candidates having other unexpected characteristics,

•	The cost of our clinical trials may be greater than we anticipate,

•	Negative or inconclusive results from our clinical trials or the clinical trials of others for drug candidates similar to our own or inability to generate statistically significant data confirming the efficacy of the product being tested,

•	Changes in the FDA’s requirements for our testing during the course of that testing,

•	Modification of the drug during testing,

•	Reallocation of our limited financial and other resources to other clinical programs, and

•	Adverse results obtained by other companies developing RNAi drugs.
          The substances we are intending to develop may represent a new class of drug, and the FDA has not yet established any definitive policies, practices or guidelines in relation to these drugs. While we expect any product candidates that we develop will be regulated as a new drug under the Federal Food, Drug, and Cosmetic Act, the FDA could decide to regulate them or other products we may develop as biologics under the Public Health Service Act. The lack of policies, practices or guidelines may hinder or slow review by the FDA of any regulatory filings that we may submit. Moreover, the FDA may respond to these submissions by defining requirements that we may not have anticipated.
          It is possible that none of the product candidates that we develop will obtain the appropriate regulatory approvals necessary for us to begin selling them or that any regulatory approval to market a product may be subject to limitations on the indicated uses for which we may market the product. The time required to obtain FDA and other approvals is unpredictable but often can take years following the commencement of clinical trials, depending upon the complexity of the drug candidate. Any analysis we perform of data from clinical activities is subject to confirmation and interpretation by regulatory authorities, which could delay, limit or prevent regulatory approval. Any delay or failure in obtaining required approvals could have a material adverse effect on our ability to generate revenue from the particular drug candidate.
          We are also subject to numerous foreign regulatory requirements governing the conduct of clinical trials, manufacturing and marketing authorization, pricing and third-party reimbursement. The foreign regulatory approval process includes all of the risks associated with the FDA approval described above as well as risks attributable to the satisfaction of local regulations in foreign jurisdictions. Approval by the FDA does not assure approval by regulatory authorities outside of the United States.

The FDA approval process may be delayed for any drugs we develop that require the use of specialized drug delivery devices or vehicles.
          Some drug candidates that we develop may need to be administered using specialized vehicles that deliver RNAi therapeutics directly to diseased parts of the body. For example, we may use an implantable pump to deliver certain potential drug candidates to the nervous system. The drug delivery vehicles that we expect to deliver our drug candidates have not been approved by the FDA or other regulatory agencies. In addition, the FDA may regulate the product as a combination product of a drug and a device or require additional approvals or clearances for the modified delivery.
          Further, to the extent the specialized delivery vehicle is owned by another company, we would need that company’s cooperation to implement the necessary changes to the vehicle, or its labeling, and to obtain any additional approvals or clearances. Any delays in finding suitable drug delivery vehicles to administer RNAi therapeutics directly to diseased parts of the body could negatively affect our ability to successfully develop our RNAi therapeutics.
If we are not successful in developing pre-clinical product candidates, we will not be able to commence clinical trials in humans or obtain approval for our product candidates.
          We are in the new drug discovery phase and have identified early lead compounds against several targets. We have selected a dermal anti-scarring development candidate and other lead compounds that are in early stages of preclinical testing for therapeutic development. RNA interference is a relatively new scientific field, and the technologies are still in the early stage of development. We have no compounds in pre-clinical toxicology studies, and we may not be able to advance any product candidate through the pre-clinical stage into clinical trials. Additionally, our development efforts may never result in the identification of a pre-clinical candidate which we are able to successfully develop into a drug. Even if we are able to designate a lead candidate, we may not be able to identify or generate data that would support entering such a candidate into clinical trials. Furthermore, even if we successfully enter into clinical studies, the results from pre- clinical testing of a drug candidate may not predict the results that will be obtained on human clinical trials.
Even if we obtain regulatory approvals, our marketed drugs will be subject to ongoing regulatory review. If we fail to comply with continuing U.S. and foreign regulations, we could lose our approvals to market drugs and our business would be materially adversely affected.
          Following regulatory approval of any drugs we may develop, we will also be subject to continuing regulatory review, including the review of adverse drug experiences and clinical results that are reported after our drug products are made available to patients. This would include results from any post marketing tests or vigilance required as a condition of approval. The manufacturer and manufacturing facilities we use to make any of our drug products will also be subject to periodic review and inspection by the FDA. The discovery of any new or previously unknown problems with the product, manufacturer or facility may result in restrictions on the drug or manufacturer or facility, including withdrawal of the drug from the market. Our product promotion and advertising also will be subject to regulatory requirements and continuing regulatory review. If we fail to comply with applicable continuing regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approval, product recalls and seizures, operating restrictions and other adverse consequences.
Even if we receive regulatory approval to market our product candidates, our product candidates may not be accepted commercially, which may prevent us from becoming profitable.
          The product candidates that we are developing are based on new technologies and therapeutic approaches. RNAi products may be more expensive to manufacture than traditional small molecule drugs, which may make them more costly than competing small molecule drugs. Additionally, for various applications, RNAi products are likely to require injection or implantation, and do not readily cross the so-called blood brain barrier, which will make them less convenient to administer than drugs administered orally. Key participants in the pharmaceutical marketplace, such as physicians, medical professionals working in large reference laboratories, public health laboratories and hospitals, third- party payors and consumers, may not accept products intended to improve therapeutic results based on RNAi technology. As a result, it may be more difficult for us to convince the medical community and third-party payors to accept and use our product, or to provide favorable reimbursement. And if medical professionals working with large reference laboratories, public health laboratories and hospitals choose not to adopt and use our RNAi technology, our products may not achieve broader market acceptance.
          Other factors that we believe will materially affect market acceptance of our product candidates include:
•	The timing of our receipt of any marketing approvals, the terms of any approvals and the countries in which approvals are obtained,

•	The safety, efficacy and ease of administration of our product candidates,

•	The advantages of our product candidates over those of our competitors,

•	The willingness of patients to accept relatively new therapies,

•	The success of our physician education programs,

•	The availability of government and third-party payor reimbursement,

•	The pricing of our products, particularly as compared to alternative treatments, and

•	The availability of effective alternative treatments and the relative risks and/or benefits of the treatments.
We may be unable to protect our intellectual property rights licensed from others parties, our intellectual property rights may be inadequate to prevent third parties from using our technologies or developing competing products, and we may need to license additional intellectual property from others.
          We have a non-exclusive license to the Fire-Mello patent owned by UMMS and the Carnegie Institution of Washington, which claims various aspects of RNAi or genetic inhibition by double stranded RNA. This license continues to be available to third parties, and as such it does not provide us with the ability to exclude others from its use or protect us from competition. Therapeutic applications of gene silencing technologies, delivery methods, and other technologies that we license from third parties are claimed in a number of pending patent applications, but there can be no assurance that these applications will result in any issued patents or that those patents would withstand possible legal challenges or protect our technologies from competition. The United States Patent and Trademark Office and patent granting authorities in other countries have upheld stringent standards for the RNAi patents that have been prosecuted so far. Consequently, pending patents that we have licensed and those that we own may continue to experience long and difficult prosecution challenges and may ultimately issue with much narrower claims than those in the pending applications. Third parties may hold or seek to obtain additional patents that could make it more difficult or impossible for us to develop products based on RNAi technology without obtaining a license to such patents, which licenses may not be available on attractive terms or at all.
          In addition, others may challenge the patents or patent applications that we currently license or may license in the future or that we own and, as a result, these patents could be narrowed, invalidated or rendered unenforceable, which would negatively affect our ability to exclude others from using RNAi technologies described in these patents. There can be no assurance that these patent or other pending applications or issued patents we license or that we own will withstand possible legal challenges. Moreover, the laws of some foreign countries may not protect our proprietary rights to the same extent as do the laws of the United States. Any patents issued to us or our licensors may not provide us with any competitive advantages, and there can be no assurance that the patents of others will not have an adverse effect on our ability to do business or to continue to use our technologies freely. Our efforts to enforce and maintain our intellectual property rights may not be successful and may result in substantial costs and diversion of management time. Even if our rights are valid, enforceable and broad in scope, competitors may develop products based on technology that is not covered by our licenses or patents or patent application that we own.

          We have received a letter from a third party claiming that we require access to such third party’s patents and patent applications and demanding that we stop engaging in unspecified alleged infringing activities unless we obtain a license from such third party. We understand that other companies working in the RNAi area have received similar letters from this third party. Although we do not believe, based on the advice of our patent counsel, that our current and planned activities infringe any valid patent rights of such third party, there can be no assurance that we will not need to alter our development candidates or products or obtain a license to such third party rights to avoid any such infringement. There is no guarantee that future licenses will be available from third parties on satisfactory terms, or at all. To the extent that we are required and are able to obtain multiple licenses from third parties to develop or commercialize a product candidate, the aggregate licensing fees and milestones and royalty payments made to these parties may materially reduce our economic returns or even cause us to abandon development or commercialization of a product candidate.
          In addition to our licenses, we also rely on copyright and trademark protection, trade secrets, know-how, continuing technological innovation and licensing opportunities. In an effort to maintain the confidentiality and ownership of our trade secrets and proprietary information, we require our employees, consultants, advisors and others to whom we disclose confidential information to execute confidentiality and proprietary information agreements. However, it is possible that these agreements may be breached, invalidated or rendered unenforceable, and if so, there may not be an adequate corrective remedy available. Furthermore, like many companies in our industry, we may from time to time hire scientific personnel formerly employed by other companies involved in one or more areas similar to the activities we conduct. In some situations, our confidentiality and proprietary information agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships. Although we require our employees and consultants to maintain the confidentiality of all confidential information of previous employers, we or these individuals may be subject to allegations of trade secret misappropriation or other similar claims as a result of their prior affiliations. Finally, others may independently develop substantially equivalent proprietary information and techniques, or otherwise gain access to our trade secrets. Our failure to protect our proprietary information and techniques may inhibit or limit our ability to exclude certain competitors from the market and execute our business strategies.
Our success depends upon our ability to obtain and maintain intellectual property protection for our products and technologies.
          Our success will depend on our ability to obtain and maintain adequate protection of our intellectual property covering our product candidates and technologies. The ultimate degree of patent protection that will be afforded to biotechnology products and processes, including ours, in the United States and in other important markets remains uncertain and is dependent upon the scope of protection decided upon by the patent offices, courts and lawmakers in these countries. There is no certainty that our existing patents, or patent applications if obtained, will afford us substantial protection or commercial benefit. Similarly, there is no assurance that our pending patent applications or patent applications licensed from third parties will ultimately be granted as patents or that those patents that have been issued or are issued in the future will stand if they are challenged in court. These applications claim many different methods, compositions and processes relating to the discovery, development, delivery and commercialization of RNAi therapeutics. Because the field is so new, very few of these patent applications have been fully processed by government patent offices around the world, and there is a great deal of uncertainty about which patents will issue, when, to whom, and with what claims. It is likely that there will be significant litigation and other proceedings, such as interference and opposition proceedings in various patent offices, relating to patent rights in the RNAi field and that we may be a party to such proceedings.
          There may be patent or other intellectual property rights belonging to others that require us to alter our products, pay licensing fees or cease certain activities. If our products infringe patent or other intellectual property rights of others, the owners of those rights could bring legal actions against us claiming damages and seeking to enjoin manufacture, use, marketing and sales of the affected products. If these legal actions are successful, in addition to any potential liability for damages, we could be required to obtain a license in order to continue to manufacture or market the affected products. We may not prevail in any action brought against us, and any license required under any rights that we infringe may not be available on acceptable terms or at all. Others may attempt to invalidate our intellectual property rights or those of our licensors. Even if our rights, or those of our licensors, are not directly challenged, disputes among third parties could lead to the weakening or invalidation of our intellectual property rights. Any attempt by third parties to undermine or invalidate our intellectual property rights could be costly to defend, require significant time and attention of our management and have a material adverse effect on our business.

We are subject to potential liabilities from clinical testing and future product liability claims.
          If any of our future products are alleged to be defective, they may expose us to claims for personal injury by patients in clinical trials of our products or by patients using our commercially marketed products. Even if the marketing of one or more of our products is approved by the FDA, users may claim that such products caused unintended adverse effects. We will seek to obtain clinical trial insurance for clinical trials that we conduct, as well as liability insurance for any products that we market. There can be no assurance that we will be able to obtain insurance in the amounts we seek, or at all. We anticipate that licensees who develop our products will carry liability insurance covering the clinical testing and marketing of those products. There is no assurance, however, that any insurance maintained by us or our licensees will prove adequate in the event of a claim against us. Even if claims asserted against us are unsuccessful, they may divert management’s attention from our operations and we may have to incur substantial costs to defend such claims.
Any drugs we develop may become subject to unfavorable pricing regulations, third-party reimbursement practices or healthcare reform initiatives, which could have a material adverse effect on our business.
          We intend to sell our products primarily to hospitals which receive reimbursement for the health care services they provide to their patients from third-party payors, such as Medicare, Medicaid and other domestic and international government programs, private insurance plans and managed care programs. Most third-party payors may deny reimbursement if they determine that a medical product was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved indication. Third-party payors also may refuse to reimburse for experimental procedures and devices. Furthermore, because our programs are in the early stages of development, we are unable at this time to determine their cost-effectiveness and the level or method of reimbursement for them. Increasingly, the third-party payors who reimburse patients are requiring that drug companies provide them with predetermined discounts from list prices, and are challenging the prices charged for medical products. If the price we are able to charge for any products we develop is inadequate in light of our development and other costs, our profitability could be adversely effected.
          We currently expect that any drugs we develop may need to be administered under the supervision of a physician. Under currently applicable law, drugs that are not usually self-administered may be eligible for coverage by the Medicare program if:
•	They are “incidental” to a physician’s services,

•	They are “reasonable and necessary” for the diagnosis or treatment of the illness or injury for which they are administered according to accepted standard of medical practice,

•	They are not excluded as immunizations, and

•	They have been approved by the FDA.
          There may be significant delays in obtaining insurance coverage for newly-approved drugs, and insurance coverage may be more limited than the purpose for which the drug is approved by the FDA. Moreover, eligibility for insurance coverage does not imply that any drug will be reimbursed in all cases or at a rate that covers our costs, including research, development, manufacture, sale and distribution. Interim payments for new drugs, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement may be based on payments for other services and may reflect budgetary constraints or imperfections in Medicare data. Net prices for drugs may be reduced by mandatory discounts or rebates required by government health care programs or private payors and by any future relaxation of laws that presently restrict imports of drugs from countries where they may be sold at lower prices than in the United States. Third-party payors often rely upon Medicare coverage policy and payment limitations in setting their own reimbursement rates. Our inability to promptly obtain coverage and profitable reimbursement rates from both government-funded and private payors for new drugs that we develop could have a material adverse effect on our operating results, our ability to raise capital needed to develop products, and our overall financial condition.

          Additionally, third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for medical products and services. Levels of reimbursement may decrease in the future, and future legislation, regulation or reimbursement policies of third-party payors may adversely affect the demand for and price levels of our products. If our customers are not reimbursed for our products, they may reduce or discontinue purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations.
          Comprehensive health care reform legislation, which was recently adopted by Congress and was subsequently signed into law, could adversely affect our business and financial condition. Among other provisions, the legislation provides that a “biosimilar” product may be approved by the FDA on the basis of analytical tests and certain clinical studies demonstrating that such product is highly similar to an existing, approved product and that switching between an existing product and the biosimilar product will not result in diminished safety or efficacy. This abbreviated regulatory approval process may result in increased competition if we are able to bring a product to market. The legislation also includes more stringent compliance programs for companies in various sectors of the life sciences industry with which we may need to comply and enhanced penalties for non-compliance with the new health care regulations. Complying with new regulations may divert management resources, and inadvertent failure to comply with new regulations may result in penalties being imposed on us.
          Some states and localities have established drug importation programs for their citizens, and federal drug import legislation has been introduced in Congress. The Medicare Prescription Drug Plan legislation, which became law in December 2003, required the Secretary of Health and Human Services to promulgate regulations for drug reimportation from Canada into the United States under some circumstances, including when the drugs are sold at a lower price than in the United States. The Secretary, however, retained the discretion not to implement a drug reimportation plan if he finds that the benefits do not outweigh the costs, and has so far declined to approve a reimportation plan. Proponents of drug reimportation may attempt to pass legislation that would directly allow reimportation under certain circumstances. Legislation or regulations allowing the reimportation of drugs, if enacted, could decrease the price we receive for any products that we may develop and adversely affect our future revenues and prospects for profitability.
If we fail to attract, hire and retain qualified personnel, we may not be able to design, develop, market or sell our products or successfully manage our business.
          We are highly dependent on our named executive officers and Scientific Advisory Board (“SAB”) members. The continued service of our named executive officers and SAB members is critical to our success. We have entered into employment agreements with our named executive officers, all of which can be terminated by such persons on short notice. The loss of any of our named executive officers or SAB members, or our inability to identify, attract, retain and integrate additional qualified key personnel, could make it difficult for us to manage our business successfully and achieve our business objectives.
          Competition for skilled research, product development, regulatory and technical personnel also is intense, and we may not be able to recruit and retain the personnel we need. The loss of the services of any key research, product development, regulatory, and technical personnel, or our inability to hire new personnel with the requisite skills, could restrict our ability to develop our product candidates.
We use biological and hazardous materials and if we do not comply with laws regulating the protection of the environment and health and human safety, our business could be adversely affected.
          Our research and development activities involve the controlled use of potentially harmful biological materials as well as hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury; we could be held liable for any damages that result, and any liability could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specific waste products. We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. The cost of compliance with these laws and regulations could be significant and may adversely affect capital expenditures to the extent we are required to procure expensive capital equipment to meet regulatory requirements.
          We are also subject to numerous environmental, health and workplace safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We maintain workers’ compensation insurance to cover us for costs and expenses we may incur due to injuries to our employees resulting from the use of these materials. The limits of our workers’ compensation insurance are mandated by state law, and our workers’ compensation liability is capped at these state-mandated limits. We do not maintain insurance for environmental liability or toxic tort claims that may be asserted against us in connection with our storage or disposal of biological, hazardous or radioactive materials. Additional federal, state and local laws and regulations affecting our operations may be adopted in the future. We may incur substantial costs to comply with, and substantial fines or penalties if we violate any of these laws or regulations.
Risks Relating Our Financial Position and Capital Requirements
We may not be able to obtain sufficient financing, and may not be able to develop our product candidates.
           We believe that our existing cash and cash equivalents and the proceeds from this offering should be sufficient to fund our operations through at least the first half of 2012. In the future, we will be dependent on obtaining further financing from third parties in order to maintain our operations and to meet our financial obligations. We cannot assure that additional debt or equity or other funding to maintain our operations and to meet our obligations to our licensors will be available to us in the future on acceptable terms, or at all. If we fail to obtain additional funding when needed, we would be forced to scale back, or terminate, our operations, or to seek to merge with or to be acquired by another company.
          We anticipate that we will need to raise substantial amounts of money to fund a variety of future activities integral to the development of our business, which may include but are not limited to the following:
•	To conduct research and development to successfully develop our RNAi technologies,

•	To obtain regulatory approval for our product candidates,

•	To file and prosecute patent applications and to defend and assess patents to protect our technologies,

•	To retain qualified employees, particularly in light of intense competition for qualified scientists,

•	To manufacture products ourselves or through third parties,

•	To market our products, either through building our own sales and distribution capabilities or relying on third parties, and

•	To acquire new technologies, licenses, products or companies.
          We cannot assure you that any financing needed for the development of our business will be available to us on acceptable terms or at all. If we cannot obtain additional financing in the future, our operations may be restricted and we may ultimately be unable to continue to develop and potentially commercialize our product candidates.
We expect to continue to incur significant research and development expenses, which may make it difficult for us to attain profitability, and may lead to uncertainty about or as to our ability to continue as a going concern.
          Substantial funds were expended to develop our RNAi technologies, and additional substantial funds will be required for further research and development, including pre-clinical testing and clinical trials of any product candidates, and to manufacture and market any products that are approved for commercial sale. Because the successful development of our products is uncertain, we are unable to precisely estimate the actual funds we will require to develop and potentially commercialize them. In addition, we may not be able to generate enough revenue, even if we are able to commercialize any of our product candidates, to become profitable.

          In the event that we are unable to achieve or sustain profitability or to secure additional financing, we may not be able to meet our obligations as they come due, raising substantial doubts as to our ability to continue as a going concern. Any such inability to continue as a going concern may result in our common stock holders losing their entire investment. There is no guaranty that we will become profitable or secure additional financing. Our financial statements contemplate that we will continue as a going concern and do not contain any adjustments that might result if we were unable to continue as a going concern. Changes in our operating plans, our existing and anticipated working capital needs, the acceleration or modification of our expansion plans, increased expenses, potential acquisitions or other events will all affect our ability to continue as a going concern. Future financing may be obtained through, and future development efforts may be paid for by, the issuance of debt or equity, which may have an adverse effect on our stockholders or may otherwise adversely affect our business.
          If we raise funds through the issuance of debt or equity, any debt securities or preferred stock issued will have rights, preferences and privileges senior to those of holders of our common stock in the event of a liquidation. In such event, there is a possibility that once all senior claims are settled, there may be no assets remaining to pay out to the holders of common stock. In addition, if we raise funds through the issuance of additional equity, whether through private placements or additional public offerings, such an issuance would dilute your ownership in us.
          The terms of debt securities may also impose restrictions on our operations, which may include limiting our ability to incur additional indebtedness, to pay dividends on or repurchase our capital stock, or to make certain acquisitions or investments. In addition, we may be subject to covenants requiring us to satisfy certain financial tests and ratios, and our ability to satisfy such covenants may be affected by events outside of our control.
          You may have difficulty evaluating our business, because we have limited history and our historical financial information may not be representative of our future results.
          The historical financial information included in our annual report on Form 10-K for the year ended December 31, 2009 and subsequent quarterly reports on Form 10-Q do not necessarily reflect the financial condition, results of operations or cash flows that we would have achieved as a separate company during the periods presented or those that we will achieve in the future. Prior to the contribution of our RNAi assets from CytRx, our RNAi research and development activities were conducted by CytRx as part of its broader operations, rather than as an independent division or subsidiary, and were primarily conducted through sponsored research arrangements rather than through internal activities. CytRx also performed various corporate functions relating to our business. Our historical financial information reflects allocations of indirect expenses from CytRx for these and similar functions. We believe that these allocations are comparable to the expenses we would have incurred had we operated as a separate company, although we may incur higher expenses as a separate company.
We have limited operating experience and may not be able to effectively operate.
          We are a discovery-stage company with limited operating history. We will focus solely on developing and, if we obtain regulatory approval for our product candidates, commercializing therapeutic products based upon RNAi technologies, and there is no assurance that we will be able to successfully implement our business plan. While our management collectively possesses substantial business experience, there is no assurance that we will be able to manage our business effectively, or that we will be able to identify, hire and retain any needed additional management or scientific personnel to develop and implement our product development plans, obtain third-party contracts or any needed financing, or achieve the other components of our business plan. The obligations associated with being an independent public company require significant resources and management attention.
          As a publicly traded company, we are subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002. In addition, the Exchange Act requires that we file annual, quarterly and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. The Sarbanes-Oxley Act requires that we, among other things, establish and maintain effective internal controls and procedures for financial reporting. From time to time we evaluate our existing internal controls in light of the standards adopted by the Public Company Accounting Oversight Board. It is possible that we or our independent registered public accounting firm may identify significant deficiencies or material weaknesses in our internal control over financial reporting in the future. Any failure or difficulties in implementing and maintaining these controls could cause us to fail to meet the periodic reporting obligations or result in material misstatements in our financial statements.
          Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. Our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could have a material adverse effect on our business and our common stock.
Risks Related to Ownership of Our Common Stock
The market price and trading volume of our common stock may be volatile
          The market price of our common stock could fluctuate significantly for many reasons, including the following factors:
•	Announcements of regulatory developments or technological innovations by us or our competitors,

•	Changes in our relationship with our licensors and other strategic partners,

•	Our quarterly operating results,

•	Developments in patent or other technology ownership rights,

•	Public concern regarding the safety of our products,

•	Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stock holders,

•	Government regulation of drug pricing, and

•	General changes in the economy, the financial markets or the pharmaceutical or biotechnology industries.
          In addition, factors beyond our control may also have an impact on the price of our stock. For example, to the extent that other large companies within our industry experience declines in their stock price, our stock price may decline as well. In addition, when the market price of a company’s common stock drops significantly, stockholders often institute securities class action lawsuits against the company. A lawsuit against us could cause us to incur substantial costs and could divert the time and attention of our management and other resources.
Anti-takeover provisions of our certificate of incorporation and by-laws and provisions of Delaware law could delay or prevent a change of control that you may favor.
          Anti-takeover provisions of our certificate of incorporation and by-laws and provisions of Delaware law may discourage, delay or prevent a merger or other change of control that stockholders may consider favorable, or may impede the ability of the holders of our common stock to change our management. These provisions of our certificate of incorporation and by-laws, among other things:
•	Divide our board of directors into three classes, with members of each class to be elected for staggered three-year terms,

•	Limit the right of stockholders to remove directors,

•	Regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders, and

•	Authorize our board of directors to issue preferred stock in one or more series, without stockholder approval.

          In addition, Section 203 of the Delaware General Corporation Law provides that, subject to limited exceptions, persons that acquire, or are affiliated with a person that acquires, more than 15% of the outstanding voting stock of a Delaware corporation such as our company shall not engage in any business combination with that corporation, including by merger, consolidation or acquisitions of additional shares for a three-year period following the date on which that person or its affiliate crosses the 15% stock ownership threshold. Section 203 could operate to delay or prevent a change of control of our company.
We may acquire other businesses or form joint ventures that may be unsuccessful and could adversely dilute your ownership of our company.
          As part of our business strategy, we may pursue future acquisitions of other complementary businesses and technology licensing arrangements. We also may pursue strategic alliances. We have no experience with respect to acquiring other companies and limited experience with respect to the formation of collaborations, strategic alliances and joint ventures. If we were to make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business and we could assume unknown or contingent liabilities. We also could experience adverse effects on our reported results of operations from acquisition related charges, amortization of acquired technology and other intangibles and impairment charges relating to write-offs of goodwill and other intangible assets from time to time following the acquisition. Integration of an acquired company also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license or strategic alliance.
          To finance acquisitions, we may choose to issue shares of our common stock as consideration, which would dilute your ownership interest in us. Alternatively, it may be necessary for us to raise additional funds through public or private financings. Additional funds may not be available on terms that are favorable to us and, in the case of equity financings, may result in dilution to our stockholders. Any future acquisitions by us also could result in large and immediate write-offs, the incurrence of contingent liabilities or amortization of expenses related to acquired intangible assets, any of which could harm our operating results.
Risks Related to this Offering
Management will have broad discretion as to the use of the proceeds of this offering.
          We have not designated the amount of net proceeds we will receive from this offering for any particular purpose. Accordingly, our management will have broad discretion as to the application of these net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds.
Investors in this offering will pay a much higher price than the book value of our common stock.
          You will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering because the price per share of our common stock being offered hereby is substantially higher than the book value per share of our common stock. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $1.02 per share in the net tangible book value of the common stock. See “Dilution” on page S-21 of this prospectus supplement for a more detailed discussion of the dilution you will incur in this offering.
Future sales of substantial amounts of our common stock could affect the market price of our common stock.
          Future sales of substantial amounts of our common stock, or securities convertible or exchangeable into shares of our common stock, into the public market, including shares of our common stock issued upon exercise of options and warrants, or perceptions that those sales could occur, could adversely affect the prevailing market price of our common stock and our ability to raise capital in the future.

There is no public market for the warrants to purchase common stock in this offering.
          There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the warrants on any securities exchange, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.
We have never declared or paid dividends on our capital stock and we do not anticipate paying dividends in the foreseeable future.
          Our business requires significant funding, and we currently invest more in product development than we earn from sales of our products. In addition, the agreements governing our debt restrict our ability to pay dividends on our common stock. Therefore, we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently plan to invest all available funds and future earnings in the development and growth of our business. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus supplement, the accompanying prospectus, any free writing prospectus used in connection with this offering and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding safety and efficacy of product candidates; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. All forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements and risk factors set forth in Risk factors and elsewhere in this prospectus supplement and set forth in our Form 10-K for the year ended December 31, 2009 and our Form 10-Qs for the fiscal quarters ended March 30, 2010, June 30, 2010 and September 30, 2010. In addition, forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings.
          Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus supplement, the accompanying prospectus and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
          We estimate that the net proceeds from the sale of the units offered by this prospectus supplement, excluding the proceeds, if any, from the exercise of the warrants issued in this offering and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $7.3 million.
          We currently intend to use the net proceeds of this offering for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, pre-clinical and clinical trial expenditures, commercial expenditures, acquisitions of new technologies or businesses that are complementary to our current technologies or business focus, and investments. As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. As a result, our management will retain broad discretion in the allocation and use of the net proceeds from this offering.
DILUTION
          If you invest in our common stock, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.
           Our net tangible book value as of December 31, 2010 was approximately $750,000, or $0.04 per share of common stock. Net tangible book value per share is equal to our total tangible assets minus total liabilities, divided by the number of shares of common stock outstanding as of December 31, 2010. After giving effect to the sale of 6,000,000 shares of common stock by us at a public offering price of $1.35 per share, and after deducting our estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value would have been approximately $8,108,000 or approximately $0.33 per share of common stock, as of December 31, 2010. This represents an immediate increase in net tangible book value of approximately $0.29 per share to existing stockholders and an immediate dilution of approximately $1.02 per share to investors participating in this offering. The following table illustrates this calculation on a per share basis:

Public offering price for one share of common stock		$1.35
Net tangible book value per share as of December 31, 2010	$0.04
Increase per share attributable to the offering	$0.29
As adjusted net tangible book value per share after this offering		$0.33
Dilution per share to investors participating in this offering		$1.02

          The number of shares of common stock shown above to be outstanding after this offering is based on 18,373,166 shares outstanding as of December 31, 2010 and excludes:
•	4,333,136 shares of our common stock subject to options outstanding as of December 31, 2010 having a weighted average exercise price of $5.10 per share;

•	2,199,497 shares of our common stock that have been reserved for issuance in connection with future grants under our stock option plans as of December 31, 2010;

•	250,000 shares of our common stock that have been reserved for issuance under our employee stock purchase plan as of December 31, 2010;

•	2,100,642 shares of our common stock that have been reserved for issuance upon exercise of outstanding warrants as of December 31, 2010 having a weighted average exercise price of $5.24 per share; and

•	shares of our common stock issuable upon the exercise of warrants offered hereby.
          To the extent that outstanding warrants are exercised, you may experience further dilution. The above illustration of dilution per share to investors participating in this offering assumes no exercise of outstanding options to purchase our common stock or outstanding warrants to purchase shares of our common stock. The exercise of outstanding options and warrants having an exercise price less than the offering price will increase dilution to new investors.
DESCRIPTION OF SECURITIES WE ARE OFFERING
          In this offering, we are offering a maximum of 6,000,000 units, consisting of 6,000,000 shares of common stock, 13-month warrants to purchase an aggregate of up to 3,000,000 shares of common stock, and five-year warrants to purchase an aggregate of up to 3,000,000 shares of common stock. Each unit consists of one share of common stock, one 13-month warrant to purchase 0.50 of a share of common stock at an exercise price of $1.70 per share and one five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $1.87 per share. Units will not be issued or certificated. The shares of common stock and warrants are immediately separable and will be issued separately. This prospectus supplement also relates to the offering of shares of our common stock upon exercise, if any, of the warrants.
Common Stock
          The material terms and provisions of our common stock are described under the caption “Description of Common Stock” starting on page 9 of the accompanying prospectus.
Warrants
          The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the form of warrant annexed hereto as Annex A. Prospective investors should carefully renew the terms and provisions set forth in the form of warrant.
          Term. The 13-month warrants are exercisable beginning on the date of original issuance and at any time up to the date that is 13 months after such date. The five-year warrants are exercisable beginning on the date of original issuance and at any time up to the date that is five years after such date.
           Anti-Dilution Protection. The warrants contain full-ratchet anti-dilution protection upon the issuance of any common stock, securities convertible into common stock or certain other issuances at a price below the then-existing exercise price of the warrants, with certain exceptions. The terms of the warrants, including these anti-dilution protections, may make it difficult for us to raise additional capital at prevailing market terms in the future.
          Exercise Price. The exercise price of the 13-month warrant is $1.70 per share of common stock and $1.87 per share of common stock for the five-year warrant. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, stock issuances, reclassifications or similar events affecting our common stock.
          Exercisability. Holders may exercise the warrants beginning on the date of issuance and at any time during the applicable term of the warrant. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the warrant to the extent that the holder would own more than 4.9% of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s warrants up to 9.9% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

          Cashless Exercise. If at the time a holder exercises its warrant there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares underlying the warrant to the holder, then in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of common stock determined according to a formula set forth in the warrant.
          Transferability. Subjects to applicable laws and the restriction on transfer set forth in the warrant, the warrant may be transferred at the option of the holder upon surrender of the warrant to us together with the appropriate instruments of transfer.
          Authorized Shares. During the period the warrant is outstanding, the Company will reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of shares of common stock underlying the warrant upon the exercise of the warrant.
          Exchange Listing. We do not plan on making an application to list the warrants on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system.
          Fundamental Transactions. In the event of any fundamental transaction, as described in the warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of our common stock, then upon any subsequent exercise of a warrant, the holder shall have the right to receive as alternative consideration, for each share of our common stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of RXi Pharmaceuticals Corporation, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of our common stock for which the warrant is exercisable immediately prior to such event. In addition, in the event of a fundamental transaction in which the amount of the alternate consideration is less than the exercise price of the warrant, then we or any successor entity shall pay at the holder’s option, exercisable at any time concurrently with or within ninety (90) days after the consummation of the fundamental transaction, an amount of cash equal to the value of the warrant as determined in accordance with the Black Scholes option pricing model.
          Right as a Stockholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their warrants.
          Waivers and Amendments. Any term of the warrants issued in the offering may be amended or waived with our written consent and the written consent of the holder of the warrant.

UNDERWRITING
          Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Lazard Capital Markets LLC is acting as the representative, have each agreed to purchase, and we have agreed to sell to them, the number of units (each unit consisting of one share of common stock, one 13-month warrant to purchase 0.50 of a share of common stock and one five-year warrant to purchase 0.50 of a share of common stock) at the public offering price, less the underwriting discount, as set forth on the cover page of this prospectus supplement, as indicated below:

Underwriter	Number of Units
Lazard Capital Markets LLC	4,800,000
ROTH Capital Partners, LLC	1,200,000
Total	6,000,000
          The underwriters are offering the units subject to their acceptance of the securities included in the units from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the units offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the units offered by this prospectus supplement if any such units are taken.
          The underwriters initially propose to offer the units directly to the public at the public offering price listed on the cover page of this prospectus supplement. After the initial offering of the units, the offering price and other selling terms may from time to time be varied by the underwriters.
          The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.
Discount and Expenses
          The following table summarizes the public offering price, underwriting discount and proceeds before expenses to us:

	Per
	Unit	Total
Public offering price	$1.35	$8,100,000
Underwriting discount	$0.095	$567,000
Proceeds to us (before expenses)	$1.256	$7,533,000
          The expenses of the offering, not including the underwriting discount, payable by us are estimated to be $175,000. We have also agreed to reimburse the underwriters for their legal fees incurred in connection with this offering up to $100,000. The aggregate value of all compensation received or to be received by any participating FINRA members does not exceed 8% of the offering proceeds.
          The relationship between Lazard Frères & Co. LLC and Lazard Capital Markets LLC is governed by a business alliance agreement between their respective parent companies. Pursuant to such agreement, Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from

Lazard Capital Markets LLC in connection therewith; however, such referral fee is not in addition to the fee paid by us to Lazard Capital Markets LLC described above.
Listing on the Nasdaq Capital Market
          Our shares of common stock included in the units are listed on the Nasdaq Capital Market under the symbol “RXII.” Our registrar and transfer agent for all shares of common stock is Computershare Trust Company, N.A.
No Sales of Similar Securities
          We and each of our executive officers and directors, subject to certain customary exceptions and except in connection with sales of securities received from the Company as equity grants solely to pay applicable withholding taxes, have agreed with the underwriters not to dispose of or hedge any of our shares of common stock or securities convertible into or exercisable or exchangeable for common stock for ninety (90) days after the date of this prospectus without first obtaining the written consent of Lazard Capital Markets LLC. However, we may issue securities (i) pursuant to our employee benefit and compensation plans and (ii) in connection with strategic alliances involving us and in other cases as specified in the underwriting agreement. The 90-day “lock-up” period is subject to extension such that, in the event that either (i) during the last 17 days of the “lock-up” period, we issue an earnings or financial results release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings or financial results during the 16-day period beginning on the last day of the “lock-up” period, then in either case the expiration of the “lock-up” period will be extended until the expiration of the 18-day period beginning on the issuance of the earnings or financial results release or the occurrence of the material news or material event, as applicable, unless Lazard Capital Markets LLC waives, in writing, such an extension.
Price Stabilization, Short Positions
          In order to facilitate the offering of the units, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more units than they are obligated to purchase under the underwriting agreement, creating a short position. The underwriters must close out any short position by purchasing shares of common stock in the open market. A short position may be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchased in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of our common stock above independent market levels or prevent or slow a decline in the market price of our common stock. The underwriters are not required to engage in these activities, and may end any of these activities at any time.
Indemnification
          We and the underwriters have agreed to indemnify each other, and we have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the underwriting agreement. We have also agreed to contribute to payments the underwriters and Lazard Frères & Co. LLC may be required to make in respect of such liabilities.
          A prospectus in electronic format may be made available on websites maintained by the underwriters, Lazard Capital Markets LLC, as representative of the underwriters, may agree to allocate a number of units to other underwriters for sale to online brokerage account holders. Internet distributions will be allocated by the underwriters on the same basis as other allocations.

United Kingdom
          This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as “relevant persons”). The units are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such units will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
          Each underwriter has represented and agreed that:
          (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 or FSMA) received by them in connection with the issue or sale of the units in circumstances in which Section 21(1) of the FSMA does not apply to us, and
          (b) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by them in relation to the units in, from or otherwise involving the United Kingdom.
European Economic Area
          To the extent that the offer of the units is made in any Member State of the European Economic Area that has implemented the Prospectus Directive before the date of publication of a prospectus in relation to the units which has been approved by the competent authority in the Member State in accordance with the Prospectus Directive (or, where appropriate, published in accordance with the Prospectus Directive and notified to the competent authority in the Member State in accordance with the Prospectus Directive), the offer (including any offer pursuant to this document) is only addressed to qualified investors in that Member State within the meaning of the Prospectus Directive or has been or will be made otherwise in circumstances that do not require us to publish a prospectus pursuant to the Prospectus Directive.
          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of units to the public in that Relevant Member State at any time:
          (a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities,
          (b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or
          (c) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer of units to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the units to be offered so as to enable an investor to decide to purchase or subscribe the units, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

          The EEA selling restriction is in addition to any other selling restrictions set out below. In relation to each Relevant Member State, each purchaser of units (other than either underwriter) will be deemed to have represented, acknowledged and agreed that it will not make an offer of units to the public in any Relevant Member State, except that it may, with effect from and including the date on which the Prospectus Directive is implemented in the Relevant Member State, make an offer of units to the public in that Relevant Member State at any time in any circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that such purchaser agrees that it has not and will not make an offer of any units in reliance or purported reliance on Article 3(2)(b) of the Prospectus Directive. For the purposes of this provision, the expression an “offer of units to the public” in relation to any units in any Relevant Member State has the same meaning as in the preceding paragraph.

LEGAL MATTERS
          The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Proskauer Rose LLP, New York, New York is acting as counsel for the underwriters in connection with certain legal matters related to this offering.
EXPERTS
          The financial statements as of December 31, 2009 and 2008 and for the years then ended and for the cumulative period from inception (January 1, 2003) through December 31, 2009 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of BDO USA, LLP (formerly BDO Seidman, LLP), an independent registered public accounting firm, upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. The SEC’s website contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
          The SEC allows us to “incorporate by reference” into this prospectus supplement the information we have filed with the SEC. The information we incorporate by reference into this prospectus supplement is an important part of this prospectus supplement. Any statement in a document we incorporate by reference into this prospectus supplement or the accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in this prospectus supplement or any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes that statement. The modified or superseded statement will not be considered to be a part of this prospectus supplement or accompanying prospectus, as applicable, except as modified or superseded.
          We incorporate by reference into this prospectus supplement the information contained in the documents listed below, which is considered to be a part of this prospectus supplement:
•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Report on Form 10-Q for the quarterly periods ending March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Current Reports on Form 8-K filed with the SEC on March 23, 2010 and June 10, 2010;

•	our Proxy Statement of Schedule 14A filed with the SEC on April 23, 2010; and

•	the description of our common stock and related rights contained in our registration statements on Form 8-A (file no. 001-33958) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
          We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K we may subsequently file.

          Statements made in this prospectus supplement or the accompanying prospectus or in any document incorporated by reference in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01650
Attention: Investor Relations
Phone: (508) 767-3861
          Copies of these filings are also available, without charge, through the “Investor Relations” section of our website (www.rxipharma.com) as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

Annex A to Prospectus Supplement
COMMON STOCK PURCHASE WARRANT
RXI PHARMACEUTICALS CORPORATION

Warrant Shares: [ ]	Issue Date: March [ ], 2011
          THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, [  ] (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Exercisability Date”) and on or prior to the close of business on [  ], 201[  ] (the “Termination Date”) but not thereafter, to subscribe for and purchase from RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), up to [  ] shares (the “Warrant Shares”) of common stock of the Company (“Common Stock”).
     Section 1. Definitions. Capitalized terms used herein shall have the meanings given to them herein.
     Section 2. Exercise.
     a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Exercisability Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise Form annexed hereto; and, within three (3) business days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise

Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 2(c) below. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) business days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within one (1) business day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.
     b) Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $[  ], subject to adjustment hereunder (the “Exercise Price”).
     c) Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a certificate for the number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:
(A)	= the VWAP on the business day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B)	= the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	= the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.
     “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a market or exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the on such market or exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a business day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a market or exchange, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin

Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Holders of a majority in interest of the Securities then outstanding, the fees and expenses of which shall be paid by the Company.
     Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant, to the extent not exercised prior thereto, shall be automatically exercised via cashless exercise pursuant to this Section 2(c).
     d) Mechanics of Exercise.
     i. Delivery of Certificates Upon Exercise. Certificates for shares purchased hereunder shall be transmitted by the transfer agent to the Holder by crediting the account of the Holder’s prime broker with the depository trust company through its Deposit Withdrawal Agent Commission (“DWAC”) system if the Company is then a participant in such system and either (A) there is an effective Registration Statement covering the issuance of the Warrant Shares to the Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) business days after the latest of (A) the delivery to the Company of the Notice of Exercise Form, (B) surrender of this Warrant (if required) and (C) payment of the aggregate Exercise Price as set forth above (including by cashless exercise, if permitted) (such date, the “Warrant Share Delivery Date”). This Warrant shall be deemed to have been exercised on the first date on which all of the foregoing have been delivered to the Company. The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been properly exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid.
     ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of the Holder and upon surrender of this Warrant certificate, at the time of delivery of the certificate or certificates representing Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

     iii. Rescission Rights. If the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then, the Holder will have the right to rescind such exercise.
     iv. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such Warrant Share Delivery Date, the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within five (5) business days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount, equal to the Holder’s total purchase price (including reasonable brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate and this Warrant shall be restored to its pre-exercise numbers of shares, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the VWAP (as reported by Bloomberg) on the date of the event giving rise to the Company’s obligation to deliver such certificate.
Notwithstanding the foregoing, the Company shall not be required to make the payments set forth herein in the case of uncertificated Warrant Shares if the Holder fails to timely file a request with the depository trust company to receive such uncertificated Warrant Shares.
Notwithstanding the foregoing, if the Company fails to cause the transfer agent to transmit to the Holder a certificate or the certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, then the Holder will have the right to rescind such Notice of Exercise. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver a Certificate pursuant to the terms hereof.
     v. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.
     vi. Charges, Taxes and Expenses. Issuance of certificates for Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event certificates for Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto.
     vii. Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.
     e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company including, without limitation, any other securities of the Company or any Company subsidiary consolidated in the Company’s financial statements which would entitle the holder thereof to acquire at any time Common Stock (“Common Stock Equivalents”) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for exercises of the Warrant that are in non-compliance with the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two (2) business days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding as established by (A), (B) or (C) above, as applicable. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company and shall only be effective with respect to such Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.
     Section 3. Certain Adjustments.
     a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.
     b) Adjustment upon Issuance of Shares of Common Stock. If and whenever on or after the date hereof, the Company issues or sells, or in accordance with this Section 3(b) is deemed to have issued or sold, any shares of Common Stock, including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding shares of Common Stock deemed to have been issued by the Company in connection with any Exempt Issuance (defined below), for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Exercise Price in effect immediately prior to such issue or sale or deemed issuance or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced and only reduced to an amount equal to the New Issuance Price. For purposes of determining the adjusted Exercise Price under this Section 3(b), the following shall be applicable:
     (i) Issuance of Options. If the Company in any manner grants any Options (as defined below), other than in connection with any Exempt Issuance, and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities (as defined below) issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 3(b)(i), the “lowest price per share for which one share of Common Stock is issuable upon exercise of such Options or upon conversion, exercise or exchange of such Convertible Securities issuable upon exercise of any such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities. “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Common Stock Equivalents. “Convertible Securities” means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock or Common Stock Equivalents.
     (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities, other than in connection with any Exempt Issuance, and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this Section 3(b)(ii), the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security. No further adjustment of the Exercise Price shall be made upon the actual issuance of such shares of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of this Warrant has been or is to be made pursuant to other provisions of this Section 3(b), no further adjustment of the Exercise Price shares shall be made by reason of such issue or sale.
     (iii) Change in Option Price or Rate of Conversion. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, then the Exercise Price in effect at the time of such increase or decrease shall be adjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 3(b)(iii), if the terms of any Option or Convertible Security that was outstanding as of the date of issuance of this Warrant are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 3(b) shall be made if such adjustment would result in an increase of the Exercise Price then in effect.
     (iv) Calculation of Consideration Received. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the VWAP of such security on the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or securities will be determined jointly by the Company and the Holder. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Holder. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.
     (v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (vi) “Exempt Issuance.” For the purposes of this Warrant, “Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date hereof, provided that such securities have not been amended since date hereof to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating company or an owner of an asset in a business synergistic with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not, for the purposes of this clause (c), include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.
     c) Subsequent Rights Offerings. If the Company, at any time while the Warrant is outstanding, shall issue rights, options or warrants to all holders of Common Stock (and not to the Holders) entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the VWAP on the record date mentioned below, then, the Exercise Price shall be multiplied by a fraction, of which the denominator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and of which the numerator shall be the number of shares of the Common Stock outstanding on the date of issuance of such rights, options or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered (assuming receipt by the Company in full of all consideration payable upon exercise of such rights, options or warrants) would purchase at such VWAP. Such adjustment shall be made whenever such rights, options or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.
     d) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, shall distribute to all holders of Common Stock (and not to the Holders) evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security other than the Common Stock (which shall be subject to Section 3(b)), then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then per share fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holder of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.
     e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate

Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction.
     Notwithstanding the foregoing, in the event of a Fundamental Transaction, at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or the Successor Entity, as defined below) shall purchase this Warrant from the Holder by paying to the Holder, within five Business Days after such request (or, if later, on the effective date of the Fundamental Transaction), cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant on the date of such Fundamental Transaction. “Black Scholes Value” means the value of this Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg using (i) a price per share of Common Stock equal to the Weighted Average Price of the Common Stock for the business day immediately preceding the date of consummation of the applicable Fundamental Transaction, (ii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction and (iii) an expected volatility equal to the lesser of 80% and the 60-day volatility obtained from the HVT function on Bloomberg determined as of the business day next following the public announcement of the applicable Fundamental Transaction.
     The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the

Company and shall assume all of the obligations of the Company under this Warrant with the same effect as if such Successor Entity had been named as the Company herein.
     f) Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.
     g) Notice to Holder.
     i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.
     ii. Notice to Allow Exercise by Holder. If during the term in which this Warrant may be exercised by the Holder (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.
     Section 4. Transfer of Warrant.
     a) Transferability. Subject to compliance with applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.
     b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall include reference to the initial issuance date set forth on the first page of this Warrant and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto and the Warrant number.
     c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual written notice to the contrary.
     d) Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.
     Section 5. Miscellaneous.
     a) No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i).
     b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.
     c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a business day, then, such action may be taken or such right may be exercised on the next succeeding business day.
     d) Authorized Shares.
          The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. “Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the ate in question: the NYSE AMEX, the Nasdaq Capital Market, the Nasdq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing). The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).
     Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.
     Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.
     e) Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the laws of the State of New York.
     f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.
     g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice Holder’s rights, powers or remedies. Without limiting any other provision of this Warrant, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

     h) Notices. The Company shall provide Holder with prompt written notice of all actions taken pursuant to this Warrant. Whenever notice is required to be given under this Warrant, unless otherwise provided herein, such notice shall be given in writing, will be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and (c) will be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electronic confirmation of receipt, and will be delivered and addressed as follows:
(i)	if to the Company, to:

RXi Pharmaceuticals Corporation 60 Prescott Street Worcester, MA 01605 Attn: Chief Executive Officer Facsimile: 508-767-3862

With Copies to:

Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: Marc Rubenstein Facsimile: 617-951-7050

(ii)	if to the Holder, at the address of the Holder appearing on the books of the Company.
     i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Holder, shall give rise to any liability of Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
     j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

     k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.
     l) Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.
     m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.
     n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.
********************
(Signature Page Follows)

     IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

RXI PHARMACEUTICALS CORPORATION
By:
Name:
Title:

NOTICE OF EXERCISE
TO: RXI PHARMACEUTICALS CORPORATION
          (1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.
          (2) Payment shall take the form of (check applicable box):
☐ in lawful money of the United States; or
☐ [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).
          (3) Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

[SIGNATURE OF HOLDER]
Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

ASSIGNMENT FORM
(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)
          FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to whose address is

.

Dated: ______________, _______

Holder’s Signature:

Holder’s Address:

Signature Guaranteed:

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever, and must be guaranteed by a bank or trust company. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

PROSPECTUS

RXI PHARMACEUTICALS CORPORATION
$75,000,000
Common Stock
Preferred Stock
Warrants
Debt Securities

     We may offer to the public from time to time in one or more series or issuances:
•	shares of our common stock;

•	shares of preferred stock;

•	warrants to purchase shares of our common stock, preferred stock and/or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.
     This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. Such a prospectus supplement may also add, update or change information contained in this prospectus. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.
     We will sell the securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of the securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.
General Information
     Our common stock is traded on the Nasdaq Capital Market under the symbol “RXII.” On May 19, 2010, the closing price of our common stock was $4.17.
     As of March 22, 2010, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $84,447,354 based on 16,241,125 shares of outstanding common stock, of which approximately 10,412,744 shares are held by non-affiliates, and a per share price of $8.11 based on the closing sale price of our common stock on March 22, 2010.
     Investing in our securities involves risks. Please see “Risk Factors” on page 5 and other information included and incorporated by reference in this prospectus, and in any applicable prospectus supplement, for a discussion of the factors you should consider carefully before deciding to purchase our securities.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2010

ABOUT THIS PROSPECTUS
     The securities described in this prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may offer to sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of such offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement, including all documents incorporated herein by reference, together with additional information described under “Where You Can Find More Information” below.
     We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.
     Unless the context otherwise requires, “RXi,” the “Company,” “we,” “us,” “our” and similar names refer to RXi Pharmaceuticals Corporation.

THE COMPANY
Our Business
     We were incorporated as Argonaut Pharmaceuticals, Inc. in Delaware on April 3, 2006, changed our name to RXi Pharmaceuticals Corporation on November 28, 2006, and began operations in January 2007. We are a discovery-stage biopharmaceutical company pursuing proprietary therapeutics based on RNA interference, or “RNAi”, a naturally occurring cellular mechanism that has the potential to effectively and selectively interfere with, or “silence”, expression of targeted disease-associated genes. It is believed that this specific silencing can be used to potentially treat human diseases by “turning off” genes that lead to disease. While no therapeutic RNAi products have yet been approved, there has been significant growth in the field of RNAi development and potential therapeutic applications in this field. This growth is driven by the potential ability to use RNAi to rapidly develop lead compounds that specifically and selectively inhibit a target gene, many of which are undruggable by other modalities.
     By utilizing our expertise in RNAi and the comprehensive RNAi therapeutic platform that we have established, we believe we will be able to discover and develop lead compounds and progress them into and through clinical development for potential commercialization more efficiently than traditional drug development approaches.
     Our proprietary therapeutic platform is comprised of two main components:
•	Novel RNAi Compounds, referred to as rxRNA™ compounds, that are distinct from, and we believe convey significant advantages over classic siRNA (conventionally-designed “small interfering RNA” compounds), and offer many of the properties that we believe are important to the clinical development of RNAi-based drugs. We have developed a number of unique forms of rxRNA compounds, all of which have been shown to be highly potent both in vitro and in vivo. These RNAi compounds include rxRNAoriTM, rxRNAsoloTM and sd-rxRNATM, or “self delivering” RNA. Based on our research we believe that these different, novel siRNA configurations have various advantages for therapeutic use. These advantages include high potency, increased resistance to nucleases and off-target effects, and, in the case of the sd-rxRNA compounds, access to cells and tissues with no additional formulation required.

•	Advanced Delivery Technologies, may enable the delivery of our rxRNA compounds to treat a variety of acute and chronic diseases using both local and systemic approaches, potentially providing a competitive advantage in the development of many RNAi therapeutic compounds. RXi’s suite of delivery technologies is comprised of delivery vehicles, which can be combined with various rxRNA compounds, as well as sd-rxRNA compounds, which are chemically modified and have the unique property of entering cells and tissues to effect silencing without the need for any additional delivery vehicle. This suite of delivery technologies has broad applications for multiple therapeutic areas targeting both local and systemic applications.
•	Local Applications. An area of application of the RXi therapeutic platform which uses rxRNA compounds to target genes expressed in tissues that can be silenced by direct, local delivery. The numerous diseases common to tissues accessible by local delivery represent significant unmet medical needs and large market opportunities. Most of our initial targets are validated gene targets relevant in important biological pathways and are implicated in multiple diseases enabling us to leverage these targets and associated compounds across a broad array of therapeutic areas.

•	Systemic Applications. RXi has active internal efforts to advance the therapeutic platform to optimize robust systemic delivery to various tissues and organs of the body. In some cases, such as in targeting a treatment to the liver, the optimal route of administration is by systemic delivery. Efforts to improve the systemic delivery of RNAi compounds are currently ongoing, and these efforts are supported by internal activities targeting an undisclosed gene thought to be responsible for elevated cholesterol. We have also in-licensed intellectual property developed by Dr. Michael Czech (one of our scientific co-founders and scientific advisory board members) on genes that appear to be important regulators of metabolism, and continue to develop and validate this approach with these other potential target genes.

     We intend to use our RNAi therapeutic platform and our expertise in RNAi to identify lead compounds against multiple target genes, and advance them towards pre-clinical and clinical development in therapeutic areas that address broad unmet medical needs, in both acute and chronic settings. There are many well-studied genes that have been associated with numerous diseases but have been difficult to target with conventional medicinal chemistry or traditional modalities involving both large and small molecules. We believe RNAi technology may play an important role in targeting these genes and potentially treating the related diseases and disorders. We plan on pursuing disease areas with the goal of creating multiple clinical development program opportunities, either through independent internal efforts at the company or in conjunction with partners through various collaborations and partnerships with pharmaceutical or biotechnology companies.
     We believe that we have created and established a strong intellectual property portfolio. We have secured exclusive and nonexclusive licenses from both academic institutions and commercial entities to certain issued and pending patents and patent applications covering RNAi technologies in the following three categories: (i) therapeutic targets, (ii) chemistry and configurations of RNAi compounds and (iii) formulation and delivery of RNAi compounds within the body. We have also filed patents based on our internal discoveries in the each of the areas mentioned above, which enables us to further strengthen our broad intellectual property portfolio.
     Our founding scientists recognized that the key to therapeutic success with RNAi lies in delivering intact RNAi compounds to the target tissue and the interior of the target cells. To accomplish this, we are developing a comprehensive platform that includes local, systemic and oral delivery approaches that give rise to target silencing after RNAi compound administration. We work with chemically synthesized RNAi compounds that we believe are optimized for stability and efficacy. We endow these compounds with favorable delivery profiles and properties either by covalent chemical modification or combination with appropriate formulations to achieve optimal delivery to specific target tissues.
Local Delivery
     The local delivery method may avoid some hurdles associated with systemic approaches such as rapid clearance from the bloodstream and inefficient extravasation (e.g. crossing the endothelial barrier from the blood stream). The sd-rxRNA molecules have unique properties which improve tissue uptake in local delivery models. We have studied sd-rxRNA molecules in a rat model of dermal delivery. Direct application of sd-rxRNA with no additional delivery vehicle to compromised skin (incision introduced) demonstrates that target gene silencing can be measured after topical delivery. We have also injected sd-rxRNA to the skin layers and observed efficient uptake and target gene silencing. The dose levels required for these direct injection methods are small and suitable for clinical development suggesting that local delivery indications will be very accessible with the sd-rxRNA technology platform. Target tissues that are potentially accessible for local delivery using rxRNA compounds include lung, eye, skin, CNS, mucosal tissues, sites of inflammation, and tumors (locally).
Systemic Delivery
     Systemic delivery occurs when a drug accesses the tissue of interest through the circulatory system. In some cases, such as in targeting a treatment to the liver, the optimal route of delivery may be by a systemic route. We have a portfolio of systemic delivery solutions utilizing our RNAi therapeutic platforms. One novel approach involves the use of sd-rxRNA compounds. The self-delivering technology introduces properties required for in vivo efficacy such as cell and tissue penetration and improved blood clearance and distribution properties. Systemic delivery of these compounds to mice has resulted in gene specific inhibition at 50 mg/kg doses with no additional delivery vehicle required. In addition, we have developed novel nanotransporter formulations to aid in transport of RNAi compounds to both liver and various other target tissues in the body. These nanotransporters are chemically synthesized molecules that form nanometer-sized particles when mixed with RNAi compounds and alter the clearance, distribution and tissue penetration properties of the RNAi compounds. Delivery of RNAi compounds to the liver might be critical for the treatment of many diseases and using rxRNA in conjunction with such delivery vehicles has enabled us to demonstrate gene specific inhibition at low doses (1 mg/kg) in a mouse model after intravenous, systemic delivery. Target tissues that are potentially accessible using rxRNA compounds by systemic delivery approach include liver, lung, adipocytes, cardiomyocytes, bone marrow, sites of inflammation, tumors, vascular endothelium, and kidney.
Oral Delivery
     Most RNAi therapeutic products being developed today require recurring intravenous injections or other forms of administration which are not patient friendly. To address the desire for RNAi therapeutics with improved modes of administration, we are testing a novel formulation technology, Glucan Encapsulated RNAi Particles (GeRPs) that may allow our rxRNA compounds to be incorporated into orally administered pills. In research to date, the GeRP delivery system appears to be 5 to 250 times more potent than previous methods used for systemic delivery of RNAi therapeutics by intravenous injection. The GeRP system is very flexible and can either be used to administer a single RNAi compound, multiple RNAi compounds, or could potentially allow co-delivery of RNAi, DNA, protein and small molecule combinations.
Therapeutic Programs and Markets
     By utilizing our expertise in RNAi compound design and delivery, we intend to identify lead compounds to both tractable and intractable targets implicated in diseases that address broad unmet medical needs in both acute and chronic settings. The broad applicability of our RNAi therapeutic platform has the potential to enable delivery to various tissues in both a local setting as well as in a systemic setting. Target tissues that are potentially accessible using our rxRNA compounds in the context of a local delivery approach include lung, eye, skin, CNS, mucosal, sites of inflammation, and tumors (locally). Similarly, target tissues that are potentially accessible using our rxRNA compounds in the context of a systemic delivery approach include liver, lung, adipocytes, cardiomyocytes, bone marrow, sites of inflammation, tumors, vascular endothelium, and kidney. We will continue to focus our efforts selecting targets to prosecute internally, and as we identify relevant compounds, we intend to begin preclinical development in specific areas as appropriate.
Corporate Information
     Our principal executive offices are located at 60 Prescott Street, Worcester, MA 01605, and our phone number is (508) 767-3861.

RISK FACTORS
     Investing in our securities involves risk. You should consider the risks, uncertainties and assumptions discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 31, 2010 with the SEC, which is incorporated herein by reference, and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks were to occur, our business, financial condition, and results of operations could be severely harmed. This could cause the trading price of our common stock to decline, and you could lose all or part of your investment.
     In addition, any prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to such an investment in us. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement, together with all of the other information contained or incorporated by reference in such prospectus supplement or appearing or incorporated by reference in this prospectus.
FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of RXi to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of financing needs, revenue, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements concerning product research, development and commercialization plans and timelines; any statements regarding safety and efficacy of product candidates; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. In addition, forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “seek,” “could,” “may,” “might,” or any variations of such words or other words with similar meanings.
     Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, any supplements to this prospectus and the documents that we reference in this prospectus with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
     Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities covered by this prospectus for general corporate purposes, which may include working capital, capital expenditures, research and development expenditures, clinical trial expenditures, commercial expenditures, acquisitions of new technologies or businesses, and investments. Additional information on the use of net proceeds from the sale of securities covered by this prospectus may be set forth in any prospectus supplement relating to a specific offering.

PLAN OF DISTRIBUTION
     We may sell the securities in any of the ways described below or in any combination:
•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.
     The distribution of the securities may be effected from time to time in one or more transactions:
•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
     Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.
     Any prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the following:
•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.
     Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Under no circumstances will any fees, discounts, commissions or concessions received by any FINRA member or independent broker-dealer exceed eight percent of the gross proceeds to us in any offering in the United States of the securities covered by the prospectus.
     Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.
     We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

     Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution from us with respect to payments which the agents, underwriters or other third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
     One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
     Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.
     The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the liquidity of, or the existence of trading markets for, any of the securities.
     Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a short covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

DESCRIPTION OF COMMON STOCK
     The following summary of the terms of our common stock is subject to and qualified in its entirety by reference to our charter and by-laws, copies of which are on file with the SEC as exhibits to previous SEC filings. Please refer to “Where You Can Find More Information” below for directions on obtaining these documents.
     As of May 21, 2010, we are authorized to issue 50,000,000 shares of common stock. As of May 21, 2010, we had 18,372,759 shares of common stock outstanding.
General
     The holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our board with respect to any series of preferred stock, the holders of such shares possess all voting power. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of common stock are entitled to such dividends as may be declared from time to time by our board from funds available therefore and upon liquidation are entitled to receive pro rata all assets available for distribution to such holders.
     The holders of our common stock, other than CytRx Corporation (“CytRx”), have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Under our agreement with CytRx, with some exceptions, CytRx has preemptive rights to acquire a portion of any new securities sold or issued by us so as to maintain their percentage beneficial ownership of us at the time of such sale or issuance.
     The holders of our common stock, other than CytRx, have no redemption rights. Pursuant to a stock redemption agreement dated March 22, 2010 between us and CytRx, we are required to use 25% of the proceeds from the exercise of certain warrants that we issued in a March 2010 registered direct offering to repurchase from CytRx a number of shares of common stock held by CytRx equal to 25% of shares issued upon the exercise of such warrants. We issued warrants to purchase an aggregate of 540,000 shares of our common stock in the March 2010 registered direct offering. We estimate that we will be required to redeem 135,000 shares of common stock from CytRx for an aggregate price of $810,000 if all of the warrants issued in the March 2010 registered direct offering are exercised.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Nasdaq Capital Market
     Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “RXII.”
DESCRIPTION OF PREFERRED STOCK
     We are authorized to issue up to 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors, without further action by the holders of our common stock, may issue shares of our preferred stock. Our board is vested with the authority to fix by resolution the designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, including, without limitation, redemption rights, dividend rights, liquidation preferences and conversion or exchange rights of any class or series of preferred stock, and to fix the number of classes or series of preferred stock, the number of shares constituting any such class or series and the voting powers for each class or series.
     The authority possessed by our board to issue preferred stock could potentially be used to discourage attempts by third parties to obtain control of RXi through a merger, tender offer, proxy contest or otherwise by making such attempts more difficult or more costly. Our board may issue preferred stock with voting rights or conversion rights that, if exercised, could adversely affect the voting power of the holders of common stock. There are no current agreements or understandings with respect to the issuance of preferred stock.
     If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•	any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.
     The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.
Transfer Agent and Registrar
     The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.
DESCRIPTION OF WARRANTS
     As of May 21, 2010, we had 2,100,642 warrants outstanding to purchase shares of our common stock. We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement for the warrants.
     The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:
•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;
•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•	if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise, and a description of that series of debt securities;

•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on which the warrants may be exercised;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
Transfer Agent and Registrar
     The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.
DESCRIPTION OF DEBT SECURITIES
     We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have previously filed a copy of the form of indenture as an exhibit to a previous SEC filing. Please refer to “Where You Can Find More Information” below for directions on obtaining this document. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

     We may offer under this prospectus up to an aggregate principal amount of $75,000,000 in debt securities, or if debt securities are issued at a discount, or in a foreign currency, foreign currency units or composite currency, the principal amount as may be sold for an initial public offering price of up to $75,000,000. Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of RXi and will rank equally with all of our other unsecured indebtedness.
     The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture.
General
     We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.
     The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:
•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated securities (as described below) or global securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•	if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•	if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default”;

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of the Company.
     We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.
     We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.
Exchange and/or Conversion Rights
     We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.
Transfer and Exchange
     We may issue debt securities that will be represented by either:
•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.
     We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.
Certificated Debt Securities
     If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

     You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.
Global Securities
     If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.
     The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of RXi, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.
No Protection in the Event of Change of Control
     The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of RXi, or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.
Covenants
     Unless otherwise indicated in this prospectus or the applicable prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.
Consolidation, Merger and Sale of Assets
     We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:
•	the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•	immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.
Events of Default
     Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:
•	we fail to pay any principal or premium, if any, when it becomes due;

•	we fail to pay any interest within 30 days after it becomes due;

•	we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of RXi or any of our significant subsidiaries.
     The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.
     If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:
•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.
     In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.
     If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.
     The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.
     No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:
•	the holder gives to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

•	the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.
     These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.
     We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.
Modification and Waiver
     From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:
•	to provide that the surviving entity following a change of control of RXi permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.
     From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:
•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.
Defeasance of Debt Securities and Certain Covenants in Certain Circumstances
     The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:
•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):
(1)	to register the transfer or exchange of such debt securities;

(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)	to compensate and indemnify the trustee; or

(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or
•	to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).
     In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:
•	money;

•	U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•	a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;
which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.
     In addition, defeasance may be effected only if, among other things:
•	in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•	in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•	in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.
     If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.
     The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.
     The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.
Regarding the Trustee
     We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of RXi, the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.
     The holders of a majority in principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

LEGAL MATTERS
     The validity of the issuance of the securities offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.
EXPERTS
     The financial statements as of December 31, 2009 and 2008 and for the years then ended and for the cumulative period from inception (January 1, 2003) through December 31, 2009 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.
     We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.rxipharma.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:
Public Reference Room
100 F Street N.E.
Washington, DC 20549.
     Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement; provided, however, that we are not incorporating any information furnished under Item 2.02 or Item 7.01 of any current report on Form 8-K we may subsequently file. We hereby incorporate by reference the following documents:
•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2009, including any amendment filed for the purpose of updating such Annual Report;

•	our Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2010 filed with the SEC on May 17, 2010;

•	our Current Report on Form 8-K filed with the SEC on March 23, 2010;

•	our Proxy Statement on Schedule 14A filed with the SEC on April 23, 2010; and

•	the description of our common stock contained in our registration statement on Form 8-A filed February 8, 2008, under the Securities Act, including any amendment or report filed for the purpose of updating such description.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
RXi Pharmaceuticals Corporation
60 Prescott Street
Worcester, MA 01650
Attention: Investor Relations
Phone: (508) 767-3861
     Copies of these filings are also available, without charge, through the “Investor Relations” section of our website (www.rxipharma.com) as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

6,000,000 Shares of Common Stock
13-Month Warrants to Purchase 3,000,000 Shares of Common Stock
Five-Year Warrants to Purchase 3,000,000 Shares of Common Stock

PROSPECTUS SUPPLEMENT

Lazard Capital Markets
roth capital partners
March 1, 2011